Exhibit 99.1

Century Aluminum of Kentucky Labor Proposal Not Ratified by Steelworkers

MONTEREY, CA,  October 29, 2010 -- Century Aluminum of Kentucky, a wholly owned subsidiary of Century Aluminum Company (NASDAQ: CENX), was informed by the United Steelworkers today that the company’s contract proposal covering approximately 500 hourly workers at the Hawesville aluminum smelter was not ratified by the membership of USW Local 9423.

“We regret our employee’s decision to reject what we believe to be a fair and equitable contract proposal,” said plant manager Matt Powell. “The plant is operating normally and we will discuss next steps with the union leadership as appropriate.”

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, California.

Cautionary Statement

This press release may contain “forward-looking statements” within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements, including whether or not the company will be able to reach a new labor agreement with United Steelworkers and whether or not discussions with the United Steelworkers will continue. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:

Atli B. Gudmundsson, Senior Manager - Corporate Finance, NBI hf.
Steingrimur Helgason, Director - Corporate Finance, NBI hf.

Contacts:

Media
Mike Dildine
831-642-9364

Investors
Shelly Lair
831-642-9357